Thomas E. Pumford, Jr.
21900 W. M-57
Bannister, Michigan 48807
(989) 661-2282

Service Contract

THIS SERVICE CONTRACT begins on January 2, 2008 by and between Thomas E. Pumford, Jr. (service provider) an individual having an address currently at 21900 W. M-57, Bannister, Michigan 48807 and Liberty Renewable Fuels, LLC a Delaware Company, having an address at P.O. Box 335 Owosso, Michigan 48867.

1. Scope of Services. These services will be performed under the direction of Liberty Renewable Fuels, LLC and will include the following:

   Coordinate the completion of quarterly 10Q reports on behalf of Liberty as required by the SEC.

   Coordinate the completion of an annual audited report for year ending December 31, 2007.

   Coordinate the completion of Liberty's tax filing for the year ending December 31, 2007 and preparation of K1 statements within IRS guidelines and due dates.

   Coordinate the update of financial information contained within Liberty's S1 prospectus or other offering documents as required.

   Coordinate Liberty's internal accounting functions consistent with SEC guidelines and Liberty's financial policy, coordinate the preparation of financial statements and review of accounts payable.

   All work will be coordinated as necessary with David Skjaerlund, President and CEO of Liberty Renewable Fuels, LLC, Liberty's Financial and Audit Committee chaired by Darryl Fowler, accounting and tax firm Doeren Mayhew, audit firm Andrews Hooper & Pavlik, and legal firm Jackson Walker.

2. Terms and Compensation. During the term of this agreement, fees shall be payable within 10 days of submitted invoice at a rate of $4500 per month. Secretarial/Treasurers duties will be performed in addition to this contract. If there are additional professional services requested by Liberty that are beyond the services defined in section (1) or as duties as Secretary/Treasurer, those

services will be provided at $40 per hour. This contract shall commence on January 2, 2008. Service provider will also be reimbursed for reasonable expenses related to work performed under this contract, including mileage for attending meetings at locations other than Liberty's office in Corunna and meals, lodging and other travel expenses for overnight trips. Service provider will not be reimbursed mileage for attendance at Steering Committee or Board of Managers meetings for Liberty. Service provider will also not be reimbursed mileage for travel between the office of the service provider and the office of Liberty Renewable Fuels, LLC in Owosso, Michigan.

3. Termination. This agreement may be terminated by either party at anytime, for just cause, during its duration upon ten (10) days written notice.

4. Governing Law. This agreement shall be governed by the laws of the state of Michigan.

5. Independent Contractor – Third Parties. In performing services under this agreement, Thomas E. Pumford, Jr. shall at all times operate as, and have the status of, an independent contractor and shall not act as or be an employee of Liberty Renewable Fuels, LLC. The parties agree to look solely to each other with respect to performance of the agreement and the services to be provided hereunder. This agreement and each and every provision hereof are for the exclusive benefit of Liberty Renewable Fuels, LLC and Thomas E. Pumford, Jr. and not for the benefit of any third party.

6. Taxes. Service provider shall be solely responsible for paying any federal, state and local taxes as may be imposed upon the income derived by said service provider through this contract.

7. Conflict of Interests. Service provider represents that it does not presently have any interest and will not acquire any interest, direct or indirect, that would conflict in any manner with the performance of this contract and the scope of services provided herein. To conform to these provisions Thomas E. Pumford, Jr. will not serve as a member of the Finance and Audit Committee of Liberty Renewable Fuels, LLC.

8. Confidentiality. All information furnished to, developed or obtained by Thomas E. Pumford, Jr. and his employees in the course of performance of services hereunder shall be kept confidential and shall not be disclosed to any other person or organization other than as required for the proper performance of services hereunder. This provision shall not apply to information which is in or becomes a part of the public domain through no fault of Thomas E. Pumford, Jr. or his employees.

9. Renegotiations. This contract may be renegotiated with a 10 days written notice be the service provider or Liberty Renewable Fuels, LLC.

10. Miscellaneous. This contract represents the entire agreement of the parties relating to the subject matter hereof, and it may not be amended, modified or waived other than in writing signed by the party against whom such amendment, modification or waiver is sought to be enforced.

Agreed and accepted this 11 day of January, 2008 by:

Liberty Renewable Fuels, LLC

Thomas E. Pumford, Jr.